Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES ADDITIONAL RESTRUCTURING ACTIVITIES TO FURTHER REDUCE EXPENSES

●	Annualized Savings from These Actions is approximately $4.3 million; in addition to $6.0 million of Savings Announced in the Fiscal 2015 Fourth Quarter
●	Management to Present at Robert W. Baird & Co. 2015 Industrial Conference

RACINE, WISCONSIN—November 9, 2015—Twin Disc, Inc. (NASDAQ: TWIN), today announced additional restructuring and cost reduction activities to further reduce expenses, as a result of challenging global market conditions within the Company’s oil and gas, global pleasure craft and Asian commercial marine markets. Once fully implemented, the Company expects $4.3 million of annual savings from these actions, in addition to $6.0 million of annual savings announced in the fiscal 2015 fourth quarter.

Initiatives under the current plan include the reductions in the base salaries of the Company’s corporate officers, the elimination of 15 salaried positions, reductions in base salaries and wages of salaried and hourly employees at the Company’s headquarters and domestic manufacturing facilities, and temporary layoffs at its Racine operation. In addition, the Company intends to reduce marketing, travel and professional service expenses.

John H. Batten, President and Chief Executive Officer, said: “As we discussed over the past two quarters, we are adjusting our business for challenging global market conditions within the Company’s oil and gas, global pleasure craft and Asian commercial marine markets. We understand the actions we announced today and in the fourth quarter are difficult for our employees and communities. But given the uncertainty in many of our traditional markets, these cost reduction activities are necessary. We will continue to evaluate additional activities to align our global staffing and manufacturing capacity with current and forecasted market demand.”

“In addition, we recently announced capital reallocation initiatives, including the sale of our distribution territories in the mid-Atlantic and south east regions of the United States. These divestitures were completed in the third quarter of fiscal 2015 and the first quarter of fiscal 2016, respectively, and generated approximately $5.0 million in capital. The proceeds from these divestitures will be used for investments in new technologies and product line enhancements aimed at generating growth and greater profitability. We remain firmly committed to the long-term growth potential of our markets, and we are confident these cost reduction and capital reallocation initiatives will improve our competitiveness as global markets recover. With a strong customer base and outstanding global reputation for technical innovation, product quality and service, I am confident the Company is well positioned for future growth.”

John H. Batten, President and Chief Executive Officer, and Jeffrey S. Knutson, Vice President - Finance, Chief Financial Officer, Treasurer and Secretary, will present at the Robert W. Baird & Co. 2015 Industrial Conference in Chicago, Illinois on November 10, 2015 at 7:30 a.m. CT.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.